Exhibit 99.1

BIO-PATH HOLDINGS REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS

Conference Call to be Held Today at 8:30 A.M. ET

HOUSTON—August 10, 2016 – Bio-Path Holdings, Inc. (NASDAQ: BPTH), a biotechnology company leveraging its proprietary DNAbilize™ liposomal delivery and antisense technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced its financial results for the second quarter ended June 30, 2016 and also provided an update on recent corporate developments.

“We made significant progress advancing our clinical development programs during the second quarter. Specifically, we were pleased to announce a sponsored research agreement with Thomas Jefferson University to investigate our DNAbilize™ technology for the development of a brain cancer immunotherapy,” said Peter Nielsen, President and CEO of Bio-Path Holdings. “In addition, we advanced preparations for the efficacy portion of our Phase II program of BP1001 for the treatment of acute myeloid leukemia (AML).  We have seven leading cancer centers committed to conducting this trial and look forward to dosing patients in the near term.”

Recent Corporate Highlights

•	Entered Sponsored Research Agreement with Thomas Jefferson University. The Company entered into a sponsored research agreement with Thomas Jefferson University to investigate Bio-Path’s DNAbilize™ antisense DNA technology for the development of a brain cancer immunotherapy that works by activating the patient’s own immune system to fight the patient’s cancer.

•	Completed Registered Direct Public Offering. On July 5, 2016, the Company completed the sale and issuance of 5,882,353 shares of common stock and warrants to purchase up to 2,941,177 shares of common stock in a registered direct offering with gross proceeds of approximately $10.0 million.

•	Presented Data at the 2016 American Society of Clinical Oncology Annual Meeting (ASCO). Dr. Maro Ohanian, Assistant Professor at The University of Texas MD Anderson Cancer Center, presented data at the 2016 ASCO Annual Meeting. Results from the Phase I study of BP1001 for the treatment of AML and CML as well as the safety segment of the Phase II combination therapy of BP1001 in combination with low-dose cytarabine (LDAC) as a treatment for advanced AML were presented in a poster titled, “Phase I Study of BP1001 (Liposomal Grb2 Antisense) in Patients with Hematologic Malignancies.”

•	Presented Data at the 18th Annual TIDES: Oligonucleotide and Peptides Therapeutics Conference. In May, Dr. Ana Tari Ashizawa delivered a presentation titled, “Clinical Studies of BP1001, a drug candidate utilizing DNAbilize™ Antisense DNA Technology, in Hematologic Malignancies” at the 18th Annual TIDES: Oligonucleotide and Peptides Therapeutics Conference.

Financial Results for the Second Quarter Ended June 30, 2016

The Company reported a net loss of $1.9 million, or $0.02 per share, for the three months ended June 30, 2016, compared to a net loss of $1.1 million, or $0.01 per share, for the same period last year.  The increase was primarily due to preparations related to the Company’s Phase II clinical trial for BP1001 in AML.

Research and development expenses for the three months ended June 30, 2016 increased to $1.2 million, compared to $0.6 million for the same period last year. General and administrative expenses for the three months ended June 30, 2016 increased to $0.8 million, compared to $0.6 million for the same period last year.

As of June 30, 2016, the Company had cash of $4.2 million, compared to $8.9 million at December 31, 2015. Net cash used in operating activities for the six months ended June 30, 2016 was $4.6 million compared to $2.8 million for the comparable period in 2015.

Conference Call and Webcast Information

Bio-Path Holdings will host a conference call today to review these second quarter 2016 financial results, as well as to provide a general update on the Company, via a webcast and conference call at 8:30 a.m. ET. To access the conference call please dial (844) 260-6671 (domestic) or (508) 915-0912 (international) and refer to the conference ID number 52615237. A live audio webcast of the call and the archived webcast will be available in the Investors section of the Company’s website at www.biopathholdings.com.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing DNAbilize™, its proprietary liposomal delivery and antisense technology, to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, BP1001 (Liposomal Grb2 antisense), is in a Phase II study for blood cancers and in preclinical studies for solid tumors. Bio-Path’s second drug candidate, also a liposomal antisense drug, is being readied for the clinic where it will be evaluated in lymphoma and solid tumors.

For more information, please visit the Company's website at http://www.biopathholdings.com.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369